T2M

We have created the go-to accessory for a superior mobile gaming experience for all gamers, whether they're playing for fun or training for the first-ever mobile gaming tournament! T2M's Rotor Riot controller is a mass-market mobile gaming accessory designed to let gamers play without worrying abou



Invest

$5.00 minimum investment

Deadline December 11, 2020
in 2 months

Unit Price
$5.00

Total Raised
$0

Valuation
$47,500,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING T2M

T2M operates in the video games market focused on the mobile sector, which is the largest ($77Bn) and fastest growing sector within video games ($160Bn). The management team pioneered this sector when they developed the very first dedicated mobile device for iPhone (Gamevice).

The company's key product is the Rotor Riot Gamepad Controller that is sold in all Apple stores worldwide as well as the top 800 Best Buy stores and is scheduled for the top 900 Target stores starting in Q4. The Rotor Riot Gamepad Controller is also the number one best seller (in standard controllers) on Amazon. Sales of this controller accounts for 99% of the Company's revenue.

In addition to the controller sales, the Company also operates an RMA (return to manufacturer authorization) that "renews" the customer "buyer remorse" returns and then sells then on our Amazon store front at a reduced price with a 90-day Amazon guarantee. This RMA center is staffed by young adults with diverse abilities.

Finally, the company is looking to grow the financial opportunities/possibilities via its companion app "Ludu Mapp" which has been downloaded in more countries than the hardware is present. The plan is to make the app "sticky" by offering more content than just the curated games that are controller compatible.

The next steps for the Company are to create a platform that offers news and other social media functions to encourage daily usage. Part of the vision is also to integrate ESL's tournament software so that tournament participants would access via Ludu Mapp.

Learn more about T2M at https://ttwom.com/.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,070,000 is raised:

Use	Value	% of Proceeds
New Tooling	$107,000	10.0%
Operations	$428,000	40.0%
Inventory	$437,570	40.9%
Consultants	$45,000	4.2%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $2,500,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
New Tooling	$250,000	10.0%
Operations	$1,000,000	40.0%
Inventory	$1,082,500	43.3%
Consultants	$45,000	1.8%
Intermediary fees	$122,500	4.9%

TERMS

This is a side-by-side offering of Membership Units, under registration exemptions 4(a)(6) and 506(c), in T2M LLC. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by December 11, 2020 at 11:58am ET. If the total doesn't reach its *target*, then your money will be refunded. T2M may issue additional securities to raise up to $2,500,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,000,000 units
× $5.00 per unit

$50,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Oct 13, 2020 • Primary offering of 500,000 shares at $5.00

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